SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 26, 2005
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     Effective October 26, 2005, the Board of Directors of Leap Wireless International, Inc. (the “Company”), granted Albin F. Moschner, Executive Vice President and Chief Marketing Officer, non-qualified stock options to purchase 40,000 shares of the Company’s common stock at $34.37 per share under the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”). Also effective October 26, 2005, the Board of Directors granted Mr. Moschner restricted stock awards to purchase 15,000 shares of the Company’s common stock at $0.0001 per share.
     Except as described below, the material terms of such awards are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2005 (the “January 11, 2005 Filing”), which is incorporated herein by reference.
     The stock options and restricted stock awards granted to Mr. Moschner will vest and/or become exercisable on the fifth anniversary of the date of the grant, subject to the following accelerated vesting:
     (i) With respect to 10,000 shares of common stock subject to the restricted stock award and the 40,000 shares of common stock subject to the option, if the Company’s adjusted EBITDA and the Company’s Net Adds for 2006, 2007 and/or 2008 both equal or exceed one of three separate achievement levels for each of adjusted EBITDA and Net Adds set forth in the vesting schedules in the award agreements, then a certain percentage of the number of shares subject to the stock option or restricted stock award will vest and/or become exercisable. The percentage for determining the number of shares subject to the stock option or restricted stock award that will vest and/or become exercisable if performance is between the specified achievement levels will be determined by linear interpolation between the applicable achievement amounts for each measure. The linear interpolation method is described in each award agreement;
     (ii) With respect to 5,000 shares of common stock subject to the restricted stock award, if the Company’s adjusted EBITDA and the Company’s Net Adds attributable to the Company’s current markets for 2006 and/or 2007 both equal or exceed one of two separate achievement levels for each of adjusted EBITDA and Net Adds set forth in the vesting schedules in the award agreements, then a certain percentage of the number of shares subject to the stock option or restricted stock award will vest and/or become exercisable. The percentage for determining the number of shares subject to the stock option or restricted stock award that will vest and/or become exercisable if performance is between the specified achievement levels will be determined by linear interpolation between the applicable achievement amounts for each measure. The linear interpolation method is described in each award agreement;
     (iii) in the event of a change in control (as defined in the Plan), the common stock subject to the restricted stock award and the stock options granted to Mr. Moschner on October 26, 2005 would vest on the following schedule if Mr. Moschner is an employee, director or consultant of the Company on the pertinent dates: one third upon the effective date of the change in control; an additional one-third on the first anniversary of the date of the occurrence of the change in control, and the remaining unvested stock options on the second anniversary of the date of the change in control; and
     (iv) if Mr. Moschner is terminated by reason of discharge by the Company other than for cause or if he resigns for good reason in the event of a change in control, prior to January 1, 2006, one quarter of the number of then unvested shares subject to the restricted stock award and stock options would vest; if the change in control occurs on or after January 1, 2006, the remaining unvested shares of common stock subject to the restricted stock award and stock options would vest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.
Date: October 31, 2005	By:	/s/ Robert J. Irving, Jr.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President and General Counsel